Exhibit 99.1

IMUNON Reports Second Quarter 2026 Financial Results and Provides Business Update

IMNN-001 is the first frontline treatment candidate to demonstrate the potential for a clinically meaningful overall survival benefit in women newly diagnosed with ovarian cancer

Enrollment in the Phase 3 OVATION 3 Study of IMNN-001 is expected to be completed by the first half of 2029, supported by strong Phase 2 clinical data showing significant overall survival benefit

Company to hold conference call today at 11:00 a.m. EDT

LAWRENCEVILLE, N.J., August 11, 2026 – IMUNON, Inc. (NASDAQ: IMNN), a clinical-stage company in late-stage development with its DNA-mediated immunotherapy, today reported financial results for the three months and six months ended June 30, 2026, and highlighted recent business updates including progress in advancing Phase 3 clinical development of its lead candidate IMNN-001 in newly diagnosed advanced ovarian cancer.

“The second quarter brought continued momentum for IMNN-001,” said Stacy Lindborg, Ph.D., President and Chief Executive Officer of IMUNON. “Enrollment in our pivotal Phase 3 OVATION 3 study continues to exceed our planning assumptions, reflecting the compelling survival data generated in OVATION 2, our highly favorable safety profile, and growing confidence among investigators in IMNN-001’s potential to improve outcomes for women with newly diagnosed advanced ovarian cancer.”

“We were also encouraged by new preliminary data from our ongoing Phase 2 minimal residual disease (MRD) study, which showed a deeper antitumor response in patients treated with IMNN-001, including higher rates of circulating tumor DNA clearance and no evidence of disease following frontline therapy. We believe these findings provide further independent evidence of IMNN-001’s biological activity and reinforce the mechanism underlying the survival benefit observed in the OVATION 2 study, while we remain fully focused on our highest priority of efficiently advancing OVATION 3. Based on the data generated to date, we believe IMNN-001 has the potential to become the first frontline immunotherapy to meaningfully improve overall survival in advanced ovarian cancer and establish a new standard of care for women facing this disease.”

RECENT DEVELOPMENTS

IMNN-001

●	On March 25, 2026, the Company announced final data from the completed Phase 2 OVATION 2 clinical trial with a median 14.7-month increase in overall survival (45.1 vs. 30.4 months) in the IMNN-001 treatment arm compared to SoC chemotherapy alone. Importantly, with these new efficacy results, IMNN-001 continued to show a highly favorable safety and tolerability profile across all clinical trials, further reinforcing the potential of this IL-12 immunotherapy to represent a landmark advance in treatment of this disease.
●	On June 23, 2026, the Company announced that the independent Data Monitoring Committee recommended continuation of the pivotal Phase 3 OVATION 3 clinical trial evaluating IMNN-001 in combination with standard of care (SoC) neoadjuvant and adjuvant chemotherapy (N/ACT).
●	On July 21, 2026, the Company announced new positive preliminary data from its ongoing Phase 2 minimal residual disease (MRD) clinical trial. Nine patients in each of the control and experimental arms have reached second-look laparoscopy (SLL), the study’s primary assessment point for surgical MRD. Compared to control, preliminary results show a deeper antitumor response, as demonstrated by a lower MRD-positive rate, in patients treated with IMNN-001 (44% vs. 67%), a higher rate of circulating tumor DNA (ctDNA) clearance (87.5% vs. 62.5%), and a numerically higher rate of patients achieving no evidence of disease (NED) following frontline therapy (100% vs. 56%).
●	On July 30, 2026, the Company provided a progress update on its pivotal Phase 3 OVATION 3 trial. Since initiating the trial, the Company has observed rapid site activation and an enrollment rate that is exceeding its forecast. The trial advanced from protocol submission to site activation in approximately 6 months and from protocol approval to first patient randomized in approximately 2 months, a third of the time of the external industry benchmark.

Corporate Development:

●	On June 4, 2026, the Company entered into definitive agreements with aggregate gross proceeds to the Company in the amount of $10 million. The transaction includes 250 shares of non-redeemable, non-convertible preferred stock for $2.5 million and two secured promissory notes in the principal amounts of $2.72 million and $5.0 million. The promissory notes accumulate interest at a rate of 8% and 5%, respectively, per annum and mature 18 months after the issuance date. Interest will be partially offset with interest earned via bank deposit.

Upcoming Events:

●	The Company will host an R&D Day on September 23, 2026, in New York, featuring presentations from leading clinical investigators on IMNN-001 and the Company’s DNA-mediated immunotherapy platform. Additional details, including the full agenda and registration information, will be provided in a subsequent announcement.

FINANCIAL RESULTS FOR THE SECOND QUARTER 2026

Net loss for the second quarter of 2026 was $2.8 million, or $0.54 per share, compared with a net loss of $2.7 million, or $2.15 per share, for the second quarter of 2025. Operating expenses were $2.8 million for each of the second quarters of 2026 and 2025.

Research and development expenses increased to $1.5 million in the second quarter of 2026 compared to $1.2 million in the same period of 2025. During 2025, the Company initiated enrollment in the OVATION 3 Study and in 2026 closed out the OVATION 2 Study.

General and administrative expenses decreased to $1.3 million in the second quarter of 2026 compared to $1.5 million in the same period of 2025.

FINANCIAL RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2026

Net loss for the first half of 2026 was $7.1 million, or $1.38 per share, compared with a net loss of $6.8 million, or $6.08 per share, for the same period of 2025. Operating expenses were $7.1 million for the first half of 2026 compared to $6.9 million for the same period of 2025.

Research and development expenses increased to $3.8 million in the first half of 2026 compared to $3.4 million in the same period of 2025. During 2025, the Company initiated enrollment in the OVATION 3 Study and in 2026 closed out the OVATION 2 Study.

General and administrative expenses decreased to $3.3 million in the first half of 2026 compared to $3.5 million in the same period of 2025.

Net cash used for operating activities was $7.0 million for the first half of 2026, compared with $5.8 million for the same period last year. This increase was primarily due to trial-related expenses associated with the OVATION 3 trial. As of June 30, 2026, cash and cash equivalents were $6.9 million.

Conference Call and Webcast

The Company will be hosting a conference call to review second quarter 2026 financial results and provide a business update today, August 11, 2026, at 11:00 a.m. EDT. To participate in the call, please dial (800) 715-9871 (U.S. and Canada/Toll Free) or (646) 307-1963 (U.S./Toll) and ask for the IMUNON Second Quarter 2026 Financial Results Call (Conference ID 8021948). A live webcast of the call will also be available here.

An audio replay of the call will be available for 90 days and can be accessed at (800) 770-2030 (U.S. and Canada/Toll Free) or (609) 800-9909 (U.S./Toll) using replay access code 8021948#.

About IMUNON

IMUNON is a clinical-stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies. IMUNON is developing its non-viral DNA technology across its modalities. The first modality, TheraPlas®, is developed for the gene-based delivery of cytokines and other therapeutic proteins in the treatment of solid tumors where an immunological approach is deemed promising. The second modality, PlaCCine®, is developed for the gene delivery of viral antigens that can elicit a strong immunological response.

The Company’s lead clinical program, IMNN-001, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer that has completed multiple clinical trials including one Phase 2 clinical trial (OVATION 2) and is currently conducting a Phase 3 clinical trial (OVATION 3). The first patient was dosed in the Company’s Phase 3 pivotal study in the third quarter of 2025. IMNN-001 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as interleukin-12 and interferon gamma, at the tumor site. Additionally, the Company has completed a first-in-human study of its COVID-19 booster vaccine (IMNN-101). The Company will continue to leverage these modalities and to advance, either directly or through partnership, the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions. For more information, please visit www.imunon.com.

Forward-Looking Statements

IMUNON wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, but not limited to, statements regarding the timing of enrollment of the Company’s clinical trials, the potential of any therapies developed by the Company to fulfill unmet medical needs, the market potential for the Company’s products, if approved, the potential efficacy and safety profile of our product candidates, and the Company’s plans and expectations with respect to its development programs more generally, are forward-looking statements. We generally identify forward-looking statements by using words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), and include statements regarding our planned stock split. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, risks and uncertainties related to unforeseen changes in the course of research and development activities and in clinical trials, including the fact that interim results are not necessarily indicative of final results; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure in conducting clinical trials; the need for IMUNON to evaluate its future development plans; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in IMUNON’s filings with the Securities and Exchange Commission. IMUNON assumes no obligation, except to the extent required by law, to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Investor Contact:

Valter Pinto

KCSA Strategic Communications

212-896-1254

imunon@kcsa.com

(Tables to Follow)

IMUNON, Inc.

Condensed Consolidated Statements of Operations

(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2025	2026	2025

Operating expenses:
Research and development	$1,465	$1,227	$3,802	$3,392
General and administrative	1,327	1,541	3,296	3,521
Total operating expenses	2,792	2,768	7,098	6,913

Loss from operations	(2,792)	(2,768)	(7,098)	(6,913)

Other (expense) income:
Other income(loss), net	(22)	27	35	70

Net loss	$(2,814)	$(2,741)	$(7,063)	$(6,843)

Net loss per common share
Basic and diluted	$(0.54)	$(2.15)	$(1.38)	$(6.08)

Weighted average shares outstanding
Basic and diluted	5,233	1,277	5,134	1,124

IMUNON, Inc.

Selected Balance Sheet Information

(in thousands)

	June 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$6,864	$8,781
Advances, deposits on clinical programs and other current assets	1,827	1,943
Total current assets	8,691	10,724

Property and equipment	459	530

Other assets
Restricted Cash	5,000	-
Operating lease right-of-use assets	789	984
Deposits and other assets	50	50
Total other assets	5,839	1,034
Total assets	$14,989	$12,288
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,847	$4,218
Note payable – current portion Note A	1,500	-
Operating lease liability – current portion	432	406
Total current liabilities	4,779	4,624

Note Payable – Note A	673	-
Note Payable – Note B	4,861	-
Operating lease liability – noncurrent portion	379	602
Derivative liability	108	-
Total liabilities	10,800	5,226
Stockholders’ equity
Preferred stock, including additional paid-in capital	2,252	-
Common stock	47	34
Additional paid-in capital	430,336	428,411
Accumulated deficit	(428,631)	(421,298)
	4,274	7,147
Less: Treasury stock	(85)	(85)
Total stockholders’ equity	4,189	7,062
Total liabilities and stockholders’ equity	$14,989	$12,288

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